Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE May 3, 2007	CONTACT: Mark Koscinski (201) 476-5421

BUTLER INTERNATIONAL REPORTS PRELIMINARY FINANCIAL INFORMATION FOR FISCAL YEAR 2005 AND RESTATED FISCAL YEAR 2004

          FT. LAUDERDALE, FL., May 3, 2007 — Butler International, Inc. (PK: BUTL), a leading provider of TechOutsourcing services, announces preliminary selected fiscal year 2005 and restated fiscal year 2004 financial information. These results are preliminary and subject to change as the Company has not yet completed its audit.

          Net sales for year ended December 25, 2005 were $287.3 million representing growth of 14.3% from net sales of $251.3 million for the year ended December 31, 2004. The increase in net sales is primarily attributed to sales to our top customers in accordance with our corporate strategy. This sales growth continues the pattern of quarterly and annual sales increases established in the fourth quarter of fiscal year 2003. Gross margin for year the ended December 25, 2005 was $51.5 million, an 18.7% increase from the gross margin of $43.4 million for the year ended December 31, 2004. The gross margin as a percentage of net sales for the year ended December 25, 2005 was 17.9% compared to 17.3% for the year ended December 31, 2004.

          Selling, general and administrative (SG&A) expenses for the year ended December 25, 2005 were $38.9 million, an 18.9% increase from SG&A expenses of $32.7 million for the year ended December 31, 2004. SG&A expenses as a percentage of sales for the year ended December 25, 2005, was 13.5% compared to 13.0% for the year ended December 31, 2004.

          Operating income for the year ended December 25, 2005 was $11.1 million, a 27.1% increase from operating income of $8.8 million for the year ended December 31, 2004. Operating income as a percentage of net sales for the year ended December 25, 2005 was 3.9% compared to 3.5% for the year ended December 31, 2004.

          Interest expense was $5.2 million for the year ended December 25, 2005, a 25.0% increase from interest expense of $4.2 million for the year ended December 31, 2004. Income tax expense for the year ended December 25, 2005 was $2.3 million as compared with a tax benefit of $1.1 million for the year ended December 31, 2004.

          Income before tax for the year ended December 25, 2005 were $5.9 million, a 29.0% increase from earnings before tax of $4.6 million for the year ended December 31, 2004. Income from continuing operations for the year ended December 25, 2005 was $3.6 million, or earnings per share from continuing operations of $0.31. Income from continuing operations for the year ended December 31, 2004 was $5.7 million, or earnings per share from continuing operations of $0.52.

          Net income as a percentage of net sales for the year ended December 25, 2005 was 1.3% compared to 2.3% for the year ended December 31, 2004. The fiscal 2004 amounts reflect all known adjustments resulting from a review of certain accounting matters described below under the heading “Delayed Filing of Form 10-K and Intended Restatements of Financial Statements.”

Delayed Filing of Form 10-K and Intended Restatements of Financial Statements

          As previously announced, the Company delayed the filing of its Annual Report on Form 10-K for fiscal year 2005 due to a review of certain accounting matters. Although the review is not yet complete, the company restated its financial statements as of December 31, 2004 and 2003 and for the fiscal years ended December 31, 2004, 2003 and 2002. In addition, the Company will restate its unaudited quarterly financial data for the first and second quarters in fiscal year 2005, and each of the interim periods of fiscal years 2004 and 2003. There can be no assurance that the review will not result in a determination to further restate the Company’s financial statements, which could have a material adverse effect on its reported financial results. The Company is working on filing the restated documents with the SEC as soon as possible.

          As previously disclosed, the known restatements involve adjustments for three items: (i) income tax expense and related tax assets and liabilities, (ii) employee compensated absences, and (iii) separate identification of cash flows from discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” to correct the consolidated financial statements for the years ended December 31, 2004 and earlier.

     About Butler International

          Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

          Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing World
New River Center, 200 E. Las Olas Blvd. Ft. Lauderdale, FL 33315
www.butler.com

BUTLER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Fiscal Year Ended

	December 25, 2005	December 31, 2004 (As Restated)	December 31, 2004 (As Reported)

Net sales	$287,278	$251,325	$251,325
Cost of sales	235,796	207,971	207,814

Gross margin	51,482	43,354	43,511

Depreciation and amortization	1,506	1,915	1,915
Selling, general and administrative expenses	38,852	32,685	32,685

Operating income	11,124	8,754	8,911

Interest expense	5,208	4,167	4,167

Income from continuing operations before income taxes	5,916	4,587	4,744

Income tax expense (benefit)	2,331	(1,130)	1,074

Income from continuing operations	3,585	5,717	3,670
Income from discontinued operations, net of tax	250	125	125

Net income	$3,835	$5,842	$3,795

Income per share:
Basic:
Continuing operations	$0.31	$0.52	$0.32
Discontinued operations	0.02	0.01	0.01

	$0.33	$0.53	$0.33

Diluted:
Continuing operations	$0.26	$0.43	$0.28
Discontinued operations	0.02	0.01	0.01

	$0.28	$0.44	$0.29

Average number of common shares and common share equivalents outstanding:
Basic	10,373	10,228	10,228
Diluted	13,712	13,160	13,160